SECOND AMENDMENT TO BYLAWS
                               OF
                KASH N' KARRY FOOD STORES, INC.,
                     a Delaware corporation


     The following amendment to the Bylaws of Kash n' Karry Food Stores, Inc. (the "Corporation") was adopted on December 9, 1994, by the unanimous written consent of the members of the Board of Directors of the Corporation, acting pursuant to Article III,
Section 12, of the Bylaws and Section 141(f) of the Delaware General Corporation Law, as permitted by Article XIV of the Bylaws:

     1.   The first sentence of Article III, Section 8, of the
Bylaws of the Corporation is hereby deleted and replaced with the following:

     "At all meetings of the Board a majority of the whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business; provided, however, that whenever the full Board is nine (9) in number, seven (7) directors shall be necessary and sufficient to constitute a quorum. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, by the Certificate of Incorporation or by these Bylaws."

     2. The foregoing amendment became effective on December 29, 1994.

     DATED: ________________________, 1995.


                    _________________________________
                    Raymond P. Springer, Secretary of
                    Kash n' Karry Food Stores, Inc.